CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #444/446 to the Registration Statement on Form N-1A of Advisor Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Tactical Shares Dynamic Allocation Fund, a series of Advisor Series Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 6, 2012